Exhibit 99.1

Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan/Russo
Investor Relations
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS REPORTS FOURTH QUARTER AND 2004

YEAR END RESULTS

Company Reports Record Full Year Revenue and Net Income

Amedisys Provides Updated Guidance for 2005

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (March 10, 2005) – Amedisys, Inc. (NasdaqNM: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the fourth quarter and the year ended December 31, 2004.

For the year ended December 31, 2004, the Company reported record net income of $20.5 million, or $1.51 per diluted share, on net service revenue of $227.1 million. For the same period in the previous year, Amedisys reported net income of $8.4 million, or $0.83 per diluted share, on net service revenue of $142.5 million. The diluted weighted average number of shares outstanding approximated 13.5 million in the year ended December 31, 2004 and 10.1 million in the comparable period of 2003.

For the quarter ended December 31, 2004, the Company reported record net income of $6.1 million, or $0.39 per diluted share, on record net service revenue of $64.4 million. Net service revenue increased by 53 percent when compared with the $42.1 million reported for the comparable period in the prior year. Amedisys reported net income of $3.4 million, or $0.30 per diluted share for the quarter ended December 31, 2003. The diluted weighted average number of shares outstanding approximated 15.6 million for the quarter ended December 31, 2004 and 11.2 million for the comparable period of 2003.

“Our record revenue and net income, both for the quarter and the full year, are indicative of the

Company’s strong, and ongoing, commitment to both organic growth and selective acquisitions,” noted William F. Borne, Chief Executive Officer of Amedisys. “We reported an increase in net income for the year ended December 31, 2004 of approximately 144 percent when compared with the prior year. Our results exceeded guidance previously communicated due, in part, to the continued strong internal growth of Medicare admissions. This growth rate was approximately 27 percent for the fourth quarter, and 28 percent for the year, and reflects the significant efforts made by all our field staff towards further enhancing the clinical reputation of the Company.”

“ Further, Amedisys opened a total of 13 new locations throughout 2004, and expects to open at least 20 new locations in 2005, of which five are expected to be up and running by the end of the first quarter.”

“We are as excited about our future opportunities as we are about our past performance. The Company has recently announced a significant acquisition in South Carolina, and our first acquisition in Maryland. Our Balance Sheet well positions Amedisys to take advantage of future strategic acquisition opportunities in home health. The Company had a cash position in excess of $89 million at year-end, and substantial unused borrowing capacity. Combined with an internal growth rate of Medicare admissions expected to be between 15 and 20 percent in 2005, as well as possible acquisition opportunities, the Company believes it can continue to deliver strong earnings growth for our shareholders.”

“Therefore, based on currently available information, and inclusive of the most recent acquisitions, we are increasing our earnings guidance from the previously announced $1.63 to $1.73 cents per diluted share, to between $1.71 and $1.77 cents per diluted share for fiscal 2005. This guidance reflects an increased effective income tax rate—expected to be approximately 39.4 percent—which amounts to a reduction of approximately $0.04 cents per diluted share. However, it does not include the impact of expensing outstanding stock options commencing in the second half of fiscal 2005 – expected to be approximately $0.04 per diluted share. Annual revenue is expected to be between $295 and $305 million after giving consideration to our most recent acquisitions.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 1-800-231-5571 (domestic) or 1-973-582-2703 (international). A replay of the conference call will be available until March 17th 2005, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 5685697.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended December 31, 2004 and 2003

(Amounts in thousands, except per share data)

	(Unaudited)
	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
Income:
Net service revenue	$64,360	$42,099	$227,089	$142,473
Cost of service revenue (excluding depreciation and amortization)	27,332	17,346	96,078	58,554

Gross margin	37,028	24,753	131,011	83,919

General and administrative expenses:
Salaries and benefits	15,348	11,048	56,916	41,252
Other	11,730	7,999	40,717	28,329

Total general and administrative expenses	27,078	19,047	97,633	69,581

Operating income	9,950	5,706	33,378	14,338

Other income (expense):
Interest income	370	32	550	91
Interest expense	(144)	(296)	(510)	(1,293)
Miscellaneous, net	(31)	9	(59)	491

Total other income (expense), net	195	(255)	(19)	(711)

Income before income taxes	10,145	5,451	33,359	13,627

Income tax expense	4,009	2,088	12,855	5,220

Net income	$6,136	$3,363	$20,504	$8,407

Basic weighted average common shares outstanding	15,255	10,701	13,057	9,808

Basic income per common share:

Net income	$0.40	$0.31	$1.57	$0.86

Diluted weighted average common shares outstanding	15,639	11,159	13,542	10,074

Diluted income per common share:

Net income	$0.39	$0.30	$1.51	$0.83

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

(Amounts in thousands, except share data)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS:

CURRENT ASSETS:

Cash and cash equivalents	$89,679	$29,229
Patient accounts receivable, net of allowance for doubtful accounts of $3,751 at December 31, 2004 and $3,008 at December 31, 2003	24,478	15,185
Prepaid expenses	1,356	1,103
Deferred income taxes	—	1,650
Inventory and other current assets	3,377	2,429

Total current assets	118,890	49,596

Property and equipment, net	10,003	7,219
Goodwill and other assets, net	70,840	35,658

Total assets	$199,733	$92,473

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:

Accounts payable	$6,681	$3,340
Accrued expenses:
Payroll and payroll taxes	11,914	9,163
Insurance	4,663	2,336
Income taxes	271	575
Legal settlements	1,833	1,248
Other	3,822	2,818
Deferred income taxes	1,353	—
Current portion of long-term debt	1,689	3,974
Current portion of obligations under capital leases	423	1,217
Current portion of Medicare liabilities	9,327	9,347

Total current liabilities	41,976	34,018

Long-term debt	1,380	2,696
Obligations under capital leases	329	391
Deferred income taxes	6,749	2,756
Other long-term liabilities	826	1,213

Total liabilities	51,260	41,074

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized; None issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 15,310,547 and 11,908,146 shares issued at December 31, 2004 and December 31, 2003, respectively	15	12
Additional paid-in capital	132,032	55,465
Treasury stock at cost, 4,167 shares held at December 31, 2004 and 2003	(25)	(25)
Retained earnings (deficit)	16,451	(4,053)

Total stockholders’ equity	148,473	51,399

Total liabilities and stockholders’ equity	$199,733	$92,473

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